Exhibit 3.2

FIFTH AMENDED AND RESTATED

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

SABINE PASS LNG, L.P.

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ARTICLE VII Rights and Obligations of Limited Partners		17
7.1	No Participation in Management	17
7.2	Rights of Limited Partner	18
ARTICLE VIII Transfer of Units		18
8.1	Transfers by General Partner	18
8.2	Transfers by Limited Partners	18
8.3	Permitted Cash Sales by Limited Partners	19
8.4	Effective Date of Transfer	20
8.5	Invalid Transfer	20
8.6	Distributions to Assignee	20
8.7	Federal Law Disclosure and Limitations	21
8.8	Admission of Successor General Partner; No Dissolution or Termination	21
ARTICLE IX Removal of General Partner		21
9.1	Removal of General Partner	21
9.2	Selection of Successor General Partner	21
ARTICLE X Dissolution, Liquidation and Termination		22
10.1	Dissolution and Termination	22
10.2	Winding Up and Termination	22
10.3	Termination	23
10.4	Indemnification	23
ARTICLE XI General Provisions		23
11.1	Scope	23
11.2	Governing Law	23
11.3	Binding Effect	23
11.4	Gender	23
11.5	Headings	24
11.6	Violation	24
11.7	Indemnification	24
11.8	Severability	24
11.9	Counterparts	24
11.10	Waiver of Right to Partition	24
11.11	Dispute Resolution	25
11.12	Amendments	25
11.13	Interests	26

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THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE GENERAL PARTNER OF THE PARTNERSHIP OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY SUCH TRANSFER OR SALE WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SABINE PASS LNG, L.P.

The original Agreement of Limited Partnership of Sabine Pass LNG, L.P. (the “Partnership”) was entered into as of October 20, 2003 (the “Effective Date”), by and between Sabine Pass LNG-GP, Inc., a Delaware corporation, as the General Partner, and Cheniere LNG, Inc., a Delaware corporation, as a Limited Partner (the “Original Limited Partner”). Effective as of February 18, 2004, the General Partner and the Original Limited Partner adopted the Amended and Restated Agreement of Limited Partnership. Effective as of October 26, 2004, (a) the Original Limited Partner, with the consent of the General Partner, transferred all of its Units (as hereafter defined) to Sabine Pass LNG-LP Interests, LLC (the “First Successor Limited Partner”), and (b) the General Partner and the First Successor Limited Partner adopted the Second Amended and Restated Agreement of Limited Partnership (the “Second Amended Agreement”), which was also executed by the Original Limited Partner. Effective as of November 15, 2004, the First Successor Limited Partner merged with and into Cheniere LNG-LP Interests, LLC, a Delaware limited liability company (the “Second Successor Limited Partner”), pursuant to which the Second Successor Limited Partner succeeded to all of the First Successor Limited Partner’s rights and obligations, and the General Partner and the Second Successor Limited Partner adopted the Third Amended and Restated Agreement of Limited Partnership (the “Third Amended Agreement”). Effective as of February 24, 2005, (x) the Second Successor Limited Partner, with the consent of the General Partner, transferred all of its Units to Sabine Pass LNG-LP, LLC, a Delaware limited liability company (the “Current Limited Partner”), (y) the Current Limited Partner was admitted as a Limited Partner of the Partnership, and (z) the General Partner and the Current Limited Partner adopted the Fourth Amended and Restated Agreement of Limited Partnership (the “Fourth Amended Agreement”). The General Partner and the Current Limited Partner adopted this Fifth Amended and Restated Agreement of Limited Partnership, which amends and restates in its entirety the Agreement effective on November 9, 2006 concurrently with the execution and delivery of the Indenture and following the payment in full of all indebtedness outstanding under (i) that certain Credit Agreement, dated August 31, 2005, among Cheniere LNG Holdings, LLC, the initial lenders named therein, and Credit Suisse, Cayman Islands Branch and (ii) that certain First Amended and Restated Credit Agreement, dated July 21, 2006, among the Partnership, Société Générale, HSBC Bank USA, National Association and the lenders named therein (the “Effective Time”).

ARTICLE I

Organization Matters

1.1 Formation of the Partnership. The Partners desire to form and have formed a limited partnership pursuant to the provisions of the Partnership Act. This Agreement constitutes the partnership agreement of such Partnership, effective upon the date of filing of the Partnership’s Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Partnership Act.

1.2 Single Purpose Entity Requirements. Notwithstanding any other provision contained in this Agreement, the Partners shall comply with the following single purpose entity requirements (“Single Purpose Entity Requirements”) in order to maintain the Partnership’s status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate.

(a) Limited Purpose. So long as any obligation under the Note Documents is outstanding, the sole purpose of the Partnership shall be limited to developing, building, owning and operating a liquified natural gas receiving and regasification facility in Cameron Parish, Louisiana (the “Project”), and in connection therewith, all activities ancillary, incidental and related thereto that may be performed by a limited partnership organized under the Partnership Act including, without limitation:

(i) entering into and performing the Partnership’s obligations under the Note Documents;

(ii) assuming and adopting all of the obligations required to be adopted by the Partnership with respect to Cheniere and CXY Corporation (n/k/a Cheniere FLNG, L.P.) under the Crest Settlement Agreement (the “Crest Obligation”);

(iii) entering into, or acquiring rights under, agreements in connection with any of the foregoing activities, including without limitation the Partnership Documents and any and all other agreements for the construction, commissioning and operation of the Project;

(iv) all activities required or permitted by the Indenture and the Note Documents; and

(v) to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships organized under the laws of the State of

Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) Limitations on Indebtedness, Actions. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Partnership, so long as any obligation under the Note Documents is outstanding the Partnership shall not:

(i) guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than the Crest Obligation);

(ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under Section 1.2 of this Agreement;

(iii) incur, create or assume any indebtedness or liabilities other than (A) the Obligations, (B) the Crest Obligation and (C) indebtedness and liabilities incurred by the Partnership that are permitted under the Note Documents;

(iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Partnership may invest in those investments permitted under the Note Documents;

(v) to the fullest extent permitted by law, engage in any dissolution or liquidation, or (except as permitted under the Note Documents) any consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Partnership’s business;

(vi) buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities or as otherwise permitted under the Note Documents);

(vii) own any asset or property other than the Project and incidental personal and real property necessary for the ownership or operation of the Project and interests in any subsidiaries permitted under the Note Documents;

(viii) take any Material Action without the unanimous written approval of the entire board of directors of the General Partner, including the Independent Director; or

(ix) amend, modify or otherwise change this Agreement with respect to the Single Purpose Entity Requirements or Sections 1.9 or 1.10 hereof.

(c) Separateness Covenants. In the conduct of the Partnership’s operations since its organization and so long as any obligation under the Note Documents is outstanding, the Partnership (and the General Partner on behalf of the Partnership) has observed and will continue to observe the following covenants:

(i) maintain books and records and bank accounts separate from those of any other Person;

(ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii) comply with all organizational formalities necessary to maintain its separate existence;

(iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that the Partnership’s assets may be included in consolidated financial statements of its Affiliates so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Partnership from such Affiliate and to disclose the separate nature of the Partnership’s indebtedness;

(vi) prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii) except as permitted by the Note Documents, not enter into any transaction with Affiliates except on an arm’s-length basis on terms which are no less favorable than would be available in comparable transactions with unaffiliated third parties (or, if no comparable transactions with unaffiliated third parties would be available, then on terms that are determined by the board of directors of the General Partner to be fair in light of all factors considered by such board of directors to be pertinent to the Partnership), and pursuant to written, enforceable agreements;

(ix) conduct its own business in its own name, and use separate stationery, invoices and checks;

(x) not commingle its assets or funds with those of any other Person;

(xi) not assume, guarantee or pay the debts or obligations of any other Person (other than the Crest Obligation);

(xii) correct any known misunderstanding as to its separate identity;

(xiii) not permit any Affiliate to guarantee or pay its obligations (other than (i) pledges by its Partners of their interests in the Partnership and other guarantees and indemnities set forth in the Note Documents and (ii) with respect to the Crest Obligation);

(xiv) pay its liabilities and expenses out of and to the extent of its own funds;

(xv) maintain a sufficient number of employees or engaged independent contractors in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from the Partnership’s own funds;

(xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any Partner to make additional capital contributions to the Partnership; and

(xvii) cause the officers, directors, employees, agents and other representatives of the General Partner or the Partnership to act at all times with respect to the Partnership consistently and in furtherance of the foregoing and in the best interests of the Partnership except to the extent required or permitted by the Note Documents.

Failure of the Partnership, or the General Partner on behalf of the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Partnership as a separate legal entity.

(d) Independent Director. As long as any obligation under the Note Documents is outstanding, the General Partner at all times shall have at least one Independent Director. To the fullest extent permitted by law, the Independent Director shall consider only the interests of the Partnership and its creditors in acting or otherwise voting on any Material Action. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have accepted his or her appointment as an Independent Director by a written instrument. In the event of a vacancy in the position of Independent Director, the General Partner shall, as soon as practicable, appoint a successor Independent Director.

1.3 Name. The name of the Partnership is “Sabine Pass LNG, L.P.” The General Partner will comply or cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

1.4 Principal Place of Business. The principal office and place of business of the Partnership and the General Partner’s offices shall be 717 Texas Avenue, Suite 3100, Houston, Texas 77002, or such other place within or outside the State of Delaware, as the General Partner may from time to time determine. If the General Partner moves the Partnership’s offices, it shall file any certificates required under the Partnership Act and notify all other Partners of such change.

1.5 Filings. The General Partner shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates,

notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes or otherwise to comply with applicable law. Upon request of the General Partner, each of the Limited Partners shall promptly execute all such certificates and other documents as may be necessary, in the judgment of the General Partner, in order for the General Partner to accomplish all such executions, swearings to, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts.

1.6 Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Limited Partner, with full power and authority in the name, place and stead of such Limited Partner to execute, swear to, acknowledge, deliver, file or record in public offices and publish: (a) all certificates and other instruments (including counterparts thereof) that the General Partner deems necessary or appropriate to reflect any amendment, change or modification of or supplement to this Agreement in accordance with the terms of this Agreement; (b) all certificates and other instruments and all amendments thereto that the General Partner deems appropriate or necessary to form, qualify or continue the Partnership in the State of Delaware or any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes or otherwise to comply with applicable law; (c) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect: (i) the transfers or assignments of interests in, to or under this Agreement or the Partnership; (ii) the dissolution, liquidation and termination of the Partnership, or (iii) the distribution of assets of the Partnership pursuant to the terms of this Agreement; and (d) any other instruments required by law or as may be deemed necessary or appropriate by the General Partner to carry out the provisions of this Agreement.

The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the death, disability, bankruptcy, dissolution or other termination of each Limited Partner and shall extend to and be binding upon each Limited Partner’s heirs, beneficiaries, executors, administrators, legal representatives, successors, assigns and vendees. Each Limited Partner hereby agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney, and each Limited Partner hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken under such power of attorney.

1.7 Term. The term for which the Partnership is to exist as a limited partnership is from the date of first filing of the Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware through and until the termination of the Partnership in accordance with any provision of Article X.

1.8 Partner Information. The General Partner shall cause to be attached hereto as Exhibit C and updated from time to time a list showing the then current names and addresses of the Partners and the numbers of Units held by each.

1.9 Property; Partition; Nature of Interest.

(a) All property owned by the Partnership shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no Partner shall have any ownership interest in any Partnership property in its individual name or right, and each Partner’s ownership interest in the Partnership shall be personal property for all purposes.

(b) To the fullest extent permitted by law, each Partner and any additional Partner admitted to the Partnership hereby irrevocably waives any right or power that such Person might have to cause the Partnership or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership. The Partners shall not have any interest in any specific assets of the Partnership, and the Partners shall not have the status of a creditor with respect to any distribution pursuant to this Agreement. The interest of the Partners in the Partnership is personal property.

1.10 Effect of Bankruptcy, Death or Incompetency of a Partner. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Partner shall not cause the termination or dissolution of the Partnership and the business of the Partnership shall continue. Upon any such occurrence, the trustee, receiver, personal representative, executor, administrator, committee, guardian or conservator of such Partner shall have all the rights of such Partner for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Partner. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any interest in the Partnership shall be subject to all of the restrictions, hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Partner.

ARTICLE II

Definitions

Whenever used in this Agreement, the following terms shall have the meanings assigned to them herein:

Acceptance Notice. See Section 8.3(a).

Affiliate. When used with reference to a specific Person: (i) any Person directly or indirectly owning, controlling or holding the power to vote ten percent (10%) or more of any class of the voting securities of the specified Person; (ii) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; or (iii) any person that is an officer or director of, general partner in, or manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer or director, general partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity.

Agreement. This Agreement of Limited Partnership of Sabine Pass LNG, L.P., as originally executed and as amended, supplemented, modified or further restated from time to time, as the context requires.

Assignee. A Person to whom Units have been transferred by a Limited Partner in a manner expressly permitted under this Agreement, and who thereby shall have an interest in the Partnership equivalent to that of a Limited Partner, but (i) limited to the rights and obligations appurtenant to such Units to share in the allocations and distributions, including liquidating distributions, of the Partnership, and (ii) otherwise subject to the limitations under this Agreement and the Partnership Act on the rights of an Assignee who has not been admitted as a Limited Partner.

Capital Account. See Section 3.6.

Capital Contribution. The total amount or assets contributed to the Partnership by all Partners or any class of Partners or any one Partner, as the case may be.

Carrying Value. (a) With respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ Capital Accounts, (b) with respect to any property whose value is adjusted pursuant to Section 3.6, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partners’ Capital Accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

Cash Available for Distribution. With respect to any calendar quarter, all Partnership cash, demand deposits and short-term marketable securities on hand as of the last day of such calendar quarter, after payment of all fees, debt service, and operating costs of the Partnership, and less such reserves as the General Partner, in its sole discretion, shall deem reasonable to retain in order to provide for the operation of the Partnership’s business.

Certificate of Limited Partnership. The Certificate of Limited Partnership filed by the Partnership with the Secretary of State of the State of Delaware as originally executed and as amended or further restated from time to time, as the context requires.

Cheniere. Cheniere Energy, Inc., a Delaware corporation.

Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

Crest Obligation. See Section 1.2(a).

Crest Settlement Agreement. The Settlement and Purchase Agreement, dated as of June 14, 2001, by and among Cheniere, CXY Corporation, Crest Energy, L.L.C., Crest Investment Company and Freeport LNG Terminal, LLC.

Effective Date. The date as of which this Agreement was first entered into.

FERC. The Federal Energy Regulatory Commission.

General Partner. Sabine Pass LNG-GP, Inc., a Delaware corporation and any successor thereto selected pursuant to Section 9.2.

Governmental Entity. Any United States (federal, state or local) or foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights required by the Partnership, as the case may be, from any Governmental Entity for the Project.

Guarantors. Has the meaning ascribed to such term in the Indenture.

Indenture. The Indenture, dated as of November 9, 2006, between the Partnership and The Bank of New York, as trustee, as amended, supplemented or modified from time to time.

Independent Director. Has the meaning ascribed to such term in the General Partner’s organizational documents.

Initial Notice. See Section 8.3(a).

Interest Rate. The rate per annum equal to the lesser of (i) the prime rate as quoted in the money rates section of The Wall Street Journal, plus two percent (2%) and (ii) the maximum rate permitted by applicable law.

Limited Partner. Each Person who acquires Limited Partner Units and is admitted to the Partnership as a Limited Partner pursuant to this Agreement. All references in this Agreement to a majority or specified percentage of the Limited Partners shall mean Limited Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the aggregate number of Units then held by Limited Partners.

Material Action. To file any insolvency or reorganization case or proceeding, to institute proceedings to have the Partnership be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Partnership, to file a petition seeking, or consent to, reorganization or relief with respect to the Partnership under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Partnership or a substantial part of its property, to make any assignment for the benefit of creditors of the Partnership, to admit in writing the Partnership’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

Note Documents. Has the meaning ascribed to such term in the Indenture.

Notice to Partners. See Section 8.3(a).

Obligations. Has the meaning ascribed to such term in the Indenture.

Partner. Each of the General Partner and the Limited Partners.

Partnership. Sabine Pass LNG, L.P.

Partnership Act. The Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

Partnership Documents. The Assumption Agreement, J&S Cheniere Potential TUA Letter, J&S Cheniere Terminal Use Agreement, State Tax Sharing Agreement and Material Project Agreements, each as defined in the Indenture.

Person. Any individual, general or limited partnership, corporation, limited liability company, executor, administrator or estate, association, trustee or trust, or other entity.

Project. See Section 1.2(a).

Regulations. The final, temporary or proposed income tax regulations promulgated by the United States Department of the Treasury, as amended and in effect from time to time.

Securities Act. The Securities Act of 1933, as amended and in effect from time to time.

Selling Limited Partner. See Section 8.3(a).

Sharing Ratio. The aggregate number of Units held by a Partner divided by the aggregate number of Units held by all the Partners.

Substituted Limited Partner. A Person who is admitted as a Limited Partner to the Partnership in place of and with all the rights of a Limited Partner pursuant to Section 8.3(a), in such Person’s capacity as a Limited Partner of the Partnership.

Tax Distribution. See Section 4.3.

Taxable Income. The net income of the Partnership for federal income tax purposes.

Taxable Loss. The net loss of the Partnership for federal income tax purposes.

Unit. A unit of interest of a Partner in the Partnership with a Sharing Ratio of one percent (1%).

ARTICLE III

Capital Contributions

3.1 General Partner’s Capital Contribution. As of the Effective Date, the General Partner contributed to the Partnership the assets set forth on Exhibit A and received the number of Units set forth next to its name on Exhibit C.

3.2 Limited Partners’ Capital Contributions. As of the Effective Date, the Original Limited Partner contributed to the Partnership the assets set forth on Exhibit B and received 100 Units, which were transferred to the First Successor Limited Partner (as set forth in the Second Amended Agreement); thereafter such Units were succeeded to by the Second Successor Limited Partner (as set forth in the Third Amended Agreement); and thereafter such Units were transferred to the Current Limited Partner (as set forth in the Fourth Amended Agreement and on Exhibit C hereto).

3.3 Loans by Partners. No Partner has any obligation to lend or advance any funds to the Partnership under any circumstances. Notwithstanding anything contained in this Agreement to the contrary, loans made by any Partner to the Partnership and any repayment thereof shall only be permitted to the extent provided under the Indenture. If any Partner shall advance funds to the Partnership, such Partner shall receive interest in an amount equal to the Interest Rate on the balance of such loan outstanding from time to time. Notwithstanding anything contained in this Agreement to the contrary, all loans made by a Partner to the Partnership, together with accrued interest thereon, shall be paid in full before any distributions are made to the Partners.

3.4 No Other Contributions. No Partner shall have any obligation or right to make any contribution to the Partnership except as provided in Sections 3.1 and 3.2 unless all Partners otherwise agree.

3.5 Return of Capital Contributions. No Partner shall be entitled to have its Capital Contribution returned except in accordance with the express provisions of this Agreement.

3.6 Capital Accounts. A separate Capital Account will be established for each Partner. Each Partner’s Capital Account shall be determined and maintained in accordance with Regulation § 1.704-1(b)(2)(iv) as interpreted by the General Partner. The General Partner shall have complete discretion to make those determinations, valuations, adjustments and allocations with respect to each Partner’s Capital Account as it deems appropriate so that the allocations made pursuant to this Agreement will have substantial economic effect as such term is used in Regulation § 1.704-1(b).

3.7 Interest. No interest shall be paid by the Partners or the Partnership on any capital contributed to the Partnership by the Partners. As provided in Section 3.3, interest will be paid on any loan from any Partner to the Partnership.

ARTICLE IV

Allocations and Distributions

4.1 Allocations.

(a) Taxable Loss shall be allocated in proportion to the Partner’s positive capital account balances. If no Partner has a positive capital account balance, any remaining Taxable Loss shall be allocated to the General Partner.

(b) Taxable Income shall be allocated as follows:

(i) First, in the event that the General Partner’s capital account balance is negative, to the General Partner in an amount necessary to increase its capital account balance to zero.

(ii) Second, to the Partners to the extent and in the proportion they were allocated Taxable Loss under Section 4.1(a) that has not been restored pursuant to Section 4.1(b)(i).

(iii) Third, to the Partners in proportion to their respective Sharing Ratios.

4.2 Special Tax Allocations.

(a) Minimum Gain Chargeback. Notwithstanding Section 4.1, if there is a net decrease in Partnership minimum gain (as defined in Regulation § 1.704-2(b)(2)) during any Partnership taxable year, each Partner shall be specifically allocated, before any other allocation is made, items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner’s share of the net decrease in minimum gain (determined in accordance with Regulation § 1.704-2(g)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Partners. This provision shall be applied so that it will constitute a “minimum gain chargeback” within the meaning of Regulation § 1.704-2(f).

(b) Partner Minimum Gain Chargeback. Notwithstanding Section 4.1, if there is a net decrease in Partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(2)) during any Partnership taxable year, each Partner with a share of that Partner nonrecourse debt minimum gain (determined under Regulation § 1.704-2(i)(5)) as of the beginning of the year shall be specifically allocated, before any other allocation is made, items of income and gain for such year (and if necessary, subsequent years) equal to that Partner’s share of the net decrease in the Partner’s nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Partners. This provision shall be applied so that it will constitute a “chargeback of Partner nonrecourse debt minimum gain” as prescribed by Regulation § 1.704-2(i)(4).

(c) Deficit Account Chargeback and Qualified Income. If any Partner has an adjusted capital account deficit (as defined in Regulation § 1.704-1(b)(2)(ii)(d)) at the end of any year, including an adjusted capital account deficit for such Partner caused or increased by an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.2(c) is intended to constitute a “qualified income offset” pursuant to Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Partner Nonrecourse Deductions. Notwithstanding Section 4.1, any Partner nonrecourse deductions (as defined in Regulation § 1.704-2(i)(1)) for any taxable year shall be specifically allocated to the Partner who bears the economic risk of loss with respect to the Partner nonrecourse debt to which such deductions are attributable in accordance with Regulation § 1.704-2(i)(1).

(e) Curative Allocations. If items of income, gain, loss or deduction are allocated under Section 4.2(a), (b), (c) or (d), to the extent possible the allocation of any remaining items of income, gain, loss or deduction shall be allocated such that the net amount allocated to each Partner will be the same amount that would have been allocated if no items of income gain, loss or deduction had been allocated under Section 4.2(a), (b), (c) or (d). Allocations shall be made hereunder only to the extent consistent with the economic arrangement between the Partners and shall be made in a manner that is likely to minimize the economic distortions.

(f) Tax Allocations. Notwithstanding any provisions contained herein to the contrary, solely for federal (and applicable state and local) income tax purposes, items of income, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership’s tax basis in such contributed property and its Carrying Value. Such allocation shall be made in accordance with the provisions of Treasury Regulations Section 1.704-3(d).

4.3 Tax Distributions. To the extent funds are available to the Partnership, each April 11, June 11, September 11 and December 11 (or if any of such days is not a business day, on the next business day thereafter) the Partnership shall distribute to each Partner or its Assignee (i) pro rata in accordance with the ratio that a Partner’s share of positive taxable income for the prior quarter bears to the sum of the total positive taxable income amount of all Partners having positive federal taxable income from the Partnership for such prior quarter, the amount that would be due as a quarterly estimated payment in respect of federal and state income tax liability that would have accrued for the applicable quarter if the Partnership were a corporation subject to federal and state income tax (determined without regard to any federal or state estimated income tax payment safe-harbors based on either the current or prior year’s projected or actual federal or state tax liability) plus any increase or decrease in the federal and state income tax liability of a prior annual reporting period or periods as such amounts are adjusted upon the filing of the related federal and/or state income tax returns or as otherwise finalized through audit or by agreement with the appropriate taxing authorities; and (ii) pro rata in accordance with the Partners’ relative Sharing Ratios, one quarter of the projected annual amount that would be due in respect of the projected annual state franchise tax liability that would have accrued for the applicable quarter if the Partnership were a corporation subject to state franchise tax plus any increase or decrease in the hypothetical state franchise tax liability of a prior annual reporting period or periods as such amounts are adjusted upon the filing of the related federal or state tax returns or as otherwise finalized through audit or agreement with the appropriate state taxing authorities (each a “Tax Distribution”).

4.4 Distributions. Distributions shall be made every calendar quarter as set forth in this Section 4.4, and in addition at such times as the General Partner may determine, in each case if, in the General Partner’s opinion, there is sufficient cash in the Partnership to make a distribution. Within 30 days after the last day of each calendar quarter, the General Partner shall determine the amount of Cash Available for Distribution with respect to such quarter, and except for Tax Distributions, which shall be made pursuant to Section 4.3, and distributions made in liquidation of the Partnership pursuant to Section 10.2, shall distribute the Cash Available for Distribution to the Partners in proportion to their Sharing Ratios.

4.5 Transfer of Units. If during a year Units are transferred or new Units issued, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method.

4.6 Amounts Withheld. All amount withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Partnership, the General Partner or the Limited Partners shall be treated as amounts distributed to the General Partner and the Limited Partners pursuant to this Article IV for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the General Partner and Limited Partners and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, and shall allocate such amounts to the General Partner and Limited Partners with respect to which such amount was withheld.

ARTICLE V

Accounting and Financial Matters

5.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

5.2 Accounting Elections. The Partnership shall keep its books in accordance with the following:

(a) In the event of the transfer of any or all of a Limited Partner’s Units as described in Section 743 of the Code or if a distribution of Partnership property as described in Section 734 of the Code occurs, the General Partner shall, on request by notice from any Partner, file on behalf of the Partnership an election in accordance with applicable Regulations to cause the basis of the Partnership property to be adjusted for federal income tax purposes as provided in Sections 734, 743 and 754 of the Code.

(b) The Partnership shall elect: (i) to deduct expenses incurred in organizing the Partnership ratably over the shortest period provided in Section 709 of the Code and

(ii) to deduct qualified start-up expenditures over the shortest period provided in Section 195 of the Code.

(c) No election may or shall be made by the Partnership or any Partner or Assignee to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code, or any similar provisions of state tax laws.

5.3 Tax Controversies. The General Partner is designated as the “tax matters partner” (as defined in the Code) and is authorized, empowered and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partners and their Assignees agree to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. The General Partner is authorized to make such filings with the Internal Revenue Service as may be required to designate the General Partner as the tax matters partner.

5.4 Preparation of Tax Returns. The General Partner shall cause the Partnership to file federal and state partnership returns of income and all other tax returns required to be filed by the Partnership for each calendar year or part thereof. The General Partner shall cause each Limited Partner or its Assignee to be furnished with information relating to the Partnership necessary for preparing such Limited Partner’s or Assignee’s income tax returns for the preceding year. A copy of the Partnership’s federal and state partnership returns of income will be available to the Limited Partner and its Assignees upon written request. If the Limited Partner or its Assignee intends to report its share of any Partnership tax item in a manner inconsistent with the Partnership’s reporting of such item, such Limited Partner or its Assignee shall notify the Partnership in writing at least twenty (20) days prior to the filing of any statement with the Internal Revenue Service in which such inconsistent position is reported.

5.5 Books and Records. The General Partner shall keep or cause to be kept full, accurate, complete and proper books and accounts of all operations of the Partnership in accordance with the requirements of the Partnership Act and the accounting principles set forth in Regulation § 1.704-1(b). The General Partner shall maintain a list showing the names and addresses of all of the Partners and each Partner’s Units. Such books and records of the Partnership shall be kept at the Partnership’s principal place of business. Copies of this Agreement and the Certificate of Limited Partnership and copies of the Partnership’s income tax returns will be provided without charge to any Limited Partner or its representative or Assignee upon written request.

5.6 Access to Books and Records. The General Partner shall make the books and records of the Partnership available to any Limited Partner during business hours upon reasonable notice. Each Limited Partner agrees not to disclose to third parties any information included in such books and records that is determined to be confidential by the General Partner except as may be required by law.

ARTICLE VI

Rights and Obligations of General Partner

6.1 Exclusive Authority. The General Partner is exclusively authorized and directed to manage and control the assets and business of the Partnership. The General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all lawful things that, in such General Partner’s judgment, are necessary, proper or desirable to carry out the business of the Partnership, including, without limitation, the right, power and authority: (a) to incur all expenditures; (b) to employ and dismiss from employment any and all employees, agents, independent contractors, brokers, attorneys and accountants; (c) to acquire, hold, lease, sell or otherwise deal with all or any portion of any Partnership property for any Partnership purpose; (d) to arbitrate, settle or defend any claim by, against or involving the Partnership; (e) to borrow money on behalf of the Partnership and use as security therefor all or any part of any Partnership property; (f) to vote shares held by the Partnership; (g) to procure and maintain insurance; (h) to do any and all of the foregoing at such price or amount and upon such terms as the General Partner deems proper; and (i) to execute, acknowledge, swear to and deliver any and all instruments to effectuate any and all of the foregoing. Any and all lawful acts heretofore taken by the General Partner that are permitted under this Section 6.1 are hereby ratified and confirmed by the Partners as the acts and deeds of the Partnership. Notwithstanding anything herein to the contrary, during the period that Obligations shall be outstanding under any Note Document, the Partners will not cause the Partnership directly to take any action that (subject to any notice or grace periods set forth therein) is in breach of any covenant or agreement of the Partnership set forth in any Note Document.

6.2 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. In no event shall any person dealing with the General Partner or its representatives with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or its representatives; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or its representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (b) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

6.3 Employment of Agents and Employees. Nothing in this Agreement shall preclude the future employment of any Partner, agent, third party or Affiliate to manage or provide other services in respect to the Partnership’s properties or business subject to the control of the General Partner.

6.4 Officers. The General Partner may, from time to time, designate one or more persons to be officers of the Partnership. Any officers so designated shall have such title and authority and perform such duties as the General Partner may, from time to time, designate.

Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the General Partner. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed from time to time by the General Partner. Any officer may resign as such at any time. Any officer may be removed as such, with or without cause, by the General Partner at any time. Designation of an officer shall not, in and of itself, create contract rights.

6.5 Independent Activities.

(a) The General Partner shall be required to devote such time to the affairs of the Partnership as the General Partner determines in its sole discretion may be necessary to manage and operate the Partnership, and the General Partner shall not serve any other Person or enterprise in any capacity.

(b) Each Limited Partner (acting on its own behalf) and any of their respective Affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

6.6 Expenses of the Partnership. All expenses properly incurred by the Partnership, including expenses relating to services performed by accountants, shall be billed directly to and paid by the Partnership. Reasonable third-party expenses incurred by the General Partner in connection with the formation or administration of the Partnership shall be reimbursed to the General Partner by the Partnership upon presentation of an invoice therefor including, without limitation (i) legal, accounting and other third-party professional fees and expenses; (ii) expenses directly connected with the investigation, negotiation, acquisition, valuation, disposition and ownership of the Partnership property; and (iii) travel and related expenses attributable to the performance of its services.

ARTICLE VII

Rights and Obligations of Limited Partners

7.1 No Participation in Management. No Limited Partner shall take part in the management or control of the Partnership’s business nor shall any Limited Partner transact any business in the Partnership’s name or have the power to sign documents for or otherwise to bind the Partnership; provided, however, that no Limited Partner shall be deemed to be taking part in the management or control of the Partnership’s business or otherwise taking any action prohibited by this Section 7.1 as a result of such Limited Partner’s taking any action (a) permitted by Section 7.2 or (b) otherwise listed in Section 17-303 of the Partnership Act (or any successor provision) as activities that are not considered to constitute a Limited Partner’s participating in the control of the Partnership’s business.

7.2 Rights of Limited Partner. Each of the Limited Partners shall have the right to:

(a) vote in respect of the removal of the General Partner and the election of one or more successor General Partners under Article IX or in respect of any proposed amendment of this Agreement pursuant to Section 11.12;

(b) inspect and copy during regular business hours at such Limited Partner’s expense, any of the Partnership books and records;

(c) receive copies of this Agreement, the Certificate of Limited Partnership, all amendments thereto, and the Partnership’s federal, state, and local information or income tax returns;

(d) have on demand true and full information of all things affecting the Partnership and a formal accounting of Partnership affairs; and

(e) apply for dissolution and winding up by decree of court if it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement.

A Limited Partner shall have the right, on demand, to obtain from the Partnership, without cost, a list of the names, addresses and interests of all Limited Partners. A Limited Partner shall not disclose to third parties any information included in the Partnership’s books and records, except as required by law.

ARTICLE VIII

Transfer of Units

8.1 Transfers by General Partner. The General Partner may not sell, exchange, encumber, pledge, gift, distribute, assign or transfer all or any portion of its Units without the consent of all of the Limited Partners; provided, however, that the General Partner may transfer such Units to a successor General Partner in the event of a removal effectuated pursuant to Section 9.1.

8.2 Transfers by Limited Partners. No Limited Partner may sell, exchange, encumber, pledge, gift, distribute, assign or transfer all or any part of its Units except (i) with the consent of the General Partner, (ii) to Affiliate entities that are under 100% common control with the transferring Limited Partner (in which case the transferring Limited Partner will be and remain liable for any and all obligations of the transferee Affiliate) and (iii) in cash sales pursuant to and as provided in Section 8.3.

8.3 Permitted Cash Sales by Limited Partners.

(a) Any Limited Partner desiring to sell all or part of such Limited Partner’s Units (the “Selling Limited Partner”) may do so only pursuant to a bona fide cash offer and shall promptly give notice (the “Initial Notice”) to the General Partner stating that the Selling Limited Partner has a bona fide cash offer for the purchase of such Limited Partner’s Units and further stating the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. A bona fide cash offer shall be an all-cash offer that, upon acceptance by the offeree, would give rise to a binding obligation of the offeror to purchase and a binding obligation of the offeree to sell the Units subject only to the rights created under this Section 8.3(a). Delivery of an Initial Notice shall constitute the irrevocable offer of the Selling Limited Partner to sell its Units to the Partnership and the Limited Partners hereunder on the same terms and conditions communicated in the Initial Notice. The Partnership shall have the first right for a period of 15 days after receipt of the Initial Notice from the Selling Limited Partner within which to elect to purchase all or a portion of the Units of the Selling Limited Partner. In the event that the Partnership determines, in its absolute discretion, not to purchase all or a portion of the Units of the Selling Limited Partner, the General Partner shall notify the remaining Limited Partners (the “Notice to Partners”) of the failure of the Partnership to exercise its right not later than 15 days after receiving the Initial Notice. The remaining Limited Partners shall have the second and subsequent right for a period of 15 days after the sending of the Notice to Partners from the General Partner within which to elect to purchase the Units not being purchased by the Partnership, on a pro rata basis in accordance with their respective Sharing Ratios or as such Limited Partners may otherwise agree among themselves. The Selling Limited Partner shall not be bound to sell any portion of the Units identified in the Initial Notice to the Partnership or to any Limited Partner unless all of such Units shall be accepted for purchase and purchased by the Partnership or the remaining Limited Partners in accordance with this Section 8.3(a). If the Partnership and the remaining Limited Partners elect to purchase all of the Units identified in the Initial Notice, the Partnership and the remaining Limited Partners shall provide notice (the “Acceptance Notice”) to the Selling Limited Partner within 30 days after the receipt by the General Partner of the Initial Notice informing the Selling Limited Partner as to the exercise of such option and setting a date for closing the purchase, such date to be not less than ten nor more than 30 days after mailing of the Acceptance Notice. If the Partnership and the remaining Limited Partners do not exercise their rights of first refusal within 30 days after the receipt by the General Partner of the Initial Notice, the Selling Limited Partner shall have a further 30 days during which it may, subject to Section 8.3(b), sell its Units pursuant to the third party’s bona fide cash offer. The Selling Limited Partner must sell its Units pursuant to the bona fide cash offer and on the same terms and conditions and for the same price as was communicated to the General Partner in the Initial Notice. If the sale is not completed within such further 30-day period, the Initial Notice shall be deemed to have expired and a new notice and offer shall be required before the Selling Limited Partner may make any disposition of its Units.

(b) In the event that the Partnership and the remaining Limited Partners do not exercise their rights of first refusal as provided in Section 8.3(a) and the third party desires to purchase the Selling Limited Partner’s Units within the time period and on the terms required by Section 8.3(a), such Units may be so transferred, but only if: (i) the transferee gives written notice to the General Partner; (ii) the transferee executes an instrument reasonably satisfactory to the General Partner accepting and adopting the provisions, representations and agreements of a Limited Partner set forth in this Agreement and representing such facts (which representations shall be true) as the General Partner may deem necessary or advisable to assure that neither the Partnership nor any Partner or Assignee would be liable or subject to any requirement to make any registration of any security under the Securities Act, or applicable state securities laws or any rule or regulation promulgated thereunder; (iii) the transferor or transferee delivers an opinion of counsel in form and content satisfactory to the General Partner to the effect that such transfer is exempt from the registration requirements of the Securities Act, applicable state securities laws or any rule or regulation promulgated thereunder; and (iv) the General Partner shall be satisfied that (A) such transfer would not adversely affect the status of the Partnership as a partnership under the Code, (B) such transfer would not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, (C) such transfer would not cause the Partnership or the General Partner to be in violation of any applicable state or federal securities law, (D) such transfer would not cause the Partnership to be an “investment company” under the Investment Company Act of 1940, and (E) neither the proposed transferor nor the transferee is, or upon consummation of the transfer would be, in default in the full and punctual payment and performance of any obligations or liabilities to the Partnership. The General Partner may in its absolute discretion waive the condition in clause (iv)(B) of the preceding sentence in connection with an offer made on substantially equivalent terms to all Limited Partners or Assignees. A transferee pursuant to a transfer permitted by this Section 8.3(b) shall be an Assignee.

(c) No Assignee of a Limited Partner’s Units shall have the right to become a Substituted Limited Partner unless: (i) the General Partner consents to such substitution, which consent may be given or withheld in the General Partner’s sole and absolute discretion, and (ii) such Assignee executes an instrument reasonably satisfactory to the General Partner accepting the terms and provisions of this Agreement.

8.4 Effective Date of Transfer. Each transfer shall become effective as of the date agreed to by the General Partner and the parties to such transfer or, in the absence of such agreement, as of the first day of the calendar month following the calendar month during which the General Partner approves such transfer and receives a copy of the instrument of assignment and all such certificates and documents that the General Partner may request.

8.5 Invalid Transfer. Any transfer of a Unit that is in violation of this Article VIII shall be null and void, and the Partnership shall not recognize the same for the purposes of making distributions with respect to such Unit.

8.6 Distributions to Assignee. The Partnership shall, after the effective date of any transfer, thereafter pay all further distributions or profits or other compensation by way of income, or return of capital, on account of the Units so transferred, to the Assignee from such time as such Units are transferred to the name of the transferee on the Partnership’s books in accordance with the above provisions. In the absence of written notice to the General Partner of the transfer of any Units, the General Partner may assume that no transfer has occurred.

8.7 Federal Law Disclosure and Limitations. The interests of the Partners in the Partnership have not, nor will be, registered under federal or state securities laws. Units may not be offered for sale, sold, pledged or otherwise transferred unless so registered, or unless an exemption from registration exists. The availability of any exemption from registration must be established by an opinion of counsel, whose opinion must be satisfactory to the General Partner.

8.8 Admission of Successor General Partner; No Dissolution or Termination. Any successor General Partner selected pursuant to Section 9.2 shall be admitted to the Partnership as the General Partner. So long as any obligation under the Note Documents is outstanding, the organizational documents of any such successor General Partner shall contain the same separateness provisions (or equivalent provisions if such entity is not a corporation) contained in Article THIRD of the General Partner’s Amended and Restated Certificate of Incorporation. Admission of any such successor General Partner shall be effective immediately prior to the removal of the predecessor General Partner pursuant to Article IX. The removal of the General Partner from the Partnership pursuant to Article IX shall be effective immediately after the successor General Partner has been admitted to the Partnership as provided in the immediately preceding sentence. Upon the removal of the General Partner and selection of a successor General Partner as provided in Article IX, the Partnership, if there was no remaining General Partner, shall be reconstituted and the successor General Partner shall continue the business and operations of the Partnership without winding up and ceasing the business and operations of the Partnership, and without causing any dissolution of the Partnership or terminating the Partnership for any purpose.

ARTICLE IX

Removal of General Partner

9.1 Removal of General Partner. The General Partner may be removed upon the affirmative vote of a majority of the Units held by the Limited Partners. Any such action by the Limited Partners for removal of the General Partner shall be subject to (i) payment of the value of the removed General Partner’s Capital Account and (ii) the election of a successor General Partner as provided in Section 9.2. Such removal shall be effective subsequent to the admission of the successor General Partner pursuant to Section 8.8. The right of the Limited Partners to remove the General Partner pursuant to this Section 9.1 shall not exist or be exercised unless the Partnership has received an opinion of counsel that the removal of such General Partner and the selection of a successor General Partner would not result in the loss of limited liability of the Limited Partners or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

9.2 Selection of Successor General Partner. In the event that a General Partner shall cease to be a General Partner under this Article IX, then one or more successor General Partners may be elected by affirmative vote of a majority of the Units held by the Limited Partners. If the Limited Partners fail to select a successor General Partner, then the Partnership shall be deemed dissolved as provided in Section 10.1(b) and the provisions of Section 10.2 shall apply.

ARTICLE X

Dissolution, Liquidation and Termination

10.1 Dissolution and Termination. The death, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership; the estate of a deceased or incompetent Limited Partner shall not have the right to withdraw such Limited Partner’s Capital Contribution to the Partnership prior to the liquidation of the Partnership. The Partnership shall be dissolved only upon the happening of any one of the following events:

(a) the entry of a decree of judicial dissolution under Section 17-802 of the Partnership Act, provided, that during the period that Obligations shall be outstanding under any Note Document, no Partner shall apply for such a decree of dissolution; or

(b) any other act or event which results in the dissolution of a limited partnership under the Partnership Act.

During the period that Obligations shall be outstanding under any Note Document, the Partners will not vote or consent to the dissolution, termination or winding up of the Partnership.

10.2 Winding Up and Termination.

(a) Upon the dissolution of the Partnership, no further business shall be conducted, except for such actions as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets pursuant to the provisions of this Section 10.2. The General Partner shall act as liquidating trustee, or may appoint in writing one or more other Persons to act as liquidating trustee or trustees, and such trustee or trustees shall have full authority to wind up the affairs of the Partnership and to make final distribution as provided herein.

(b) As determined by the liquidating trustee, Partnership property shall be sold or distributed in-kind. Upon an in-kind distribution of Partnership property, each Partner’s Capital Account shall be adjusted as if such property had been sold at such fair market value and gains and losses realized thereby had been allocated to the Partners in accordance with Article IV hereof. Liquidation distributions shall be made to the Partners in accordance with their Capital Account balances after giving effect to such adjustment and all other allocations of Taxable Income or Taxable Loss for the year in which such liquidating distributions are made.

(c) The liquidating trustee or trustees shall comply with this Agreement and all requirements of the Partnership Act and other applicable law pertaining to the winding up of a limited partnership.

(d) The Limited Partners shall look solely to the assets of the Partnership for the return of their Capital Contributions, and if the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return their Capital Contributions, they shall have no recourse against any General Partner or any other Person for that purpose.

10.3 Termination. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the liquidating trustee or trustees, as the case may be) shall (and are hereby given the authority to) execute and record all documents required to effectuate the dissolution and termination of the Partnership.

10.4 Indemnification. Each liquidating trustee or trustees (and each officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall not be liable for, and shall be indemnified and held harmless by the Partnership from and against, all demands, liabilities, causes of action, costs and damages of any nature whatsoever arising out of or incidental to the taking of any action authorized under this Article X whether or not arising out of the negligence of the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof), provided, however, that the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall not be exculpated and shall not be entitled to indemnification hereunder where the claim or issue arose out of (a) a matter entirely unrelated to acting under the provisions hereof, (b) the gross negligence, bad faith or willful misconduct of the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof seeking indemnity hereunder), or (c) the breach by the liquidating trustee or trustees of obligations under this Article X. The exculpation and indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and resources to which the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall be entitled at law or in equity. THE EXCULPATION AND INDEMNIFICATION CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY INDEMNIFY THE LIQUIDATING TRUSTEE OR TRUSTEES FOR DEMANDS, LIABILITIES, CAUSES OF ACTION, COSTS AND DAMAGES RESULTING FROM ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION.

ARTICLE XI

General Provisions

11.1 Scope. This Agreement constitutes the entire understanding of the Partners with respect to the Partnership.

11.2 Governing Law. This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

11.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Partners, their heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns.

11.4 Gender. Pronouns of any gender used herein shall include the other gender and the neuter, and the singular and the plural shall each include the other.

11.5 Headings. The headings in this Agreement are intended for convenience and identification only, are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof and shall be disregarded in the construction and enforcement of this Agreement.

11.6 Violation. The failure of any party to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights or remedies the parties may have by law, statute, ordinance or otherwise.

11.7 Indemnification. Pursuant to and in accordance with the procedures of the Partnership Act, the Partnership shall exculpate and indemnify (including advancement of all defense expenses in the event of threatened or asserted claims) (i) the General Partner (and any Affiliate, officer, director, partner, employee, trustee and agent of the General Partner) of the Partnership, (ii) a Limited Partner of the Partnership, (iii) an employee of the Partnership, (iv) an agent of the Partnership, and (v) Persons who are or were serving at the request of the Partnership as a representative of another enterprise, in each case to the fullest extent that such exculpation or indemnification may be provided for in a limited partnership agreement and authorized by the Partnership Act; provided, however, that the Partnership shall not exculpate or indemnify any party for conduct constituting gross negligence or willful misconduct by the indemnified party. The exculpation and indemnification provided by this Agreement, and the Partnership Act shall not be deemed exclusive of any other rights to which those seeking exculpation or indemnification may be entitled under any other statute or at common law and shall continue as to such Person’s heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns. THE EXCULPATION AND INDEMNIFICATION CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY INDEMNIFY THE APPLICABLE PARTY FOR DEMANDS, LIABILITIES, CAUSES OF ACTION, COSTS AND DAMAGES RESULTING FROM ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION.

11.8 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

11.9 Counterparts. This Agreement or any amendment hereto may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.10 Waiver of Right to Partition. Each Person who now or hereafter is a party hereto or who has any right herein or hereunder irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to Partnership property.

11.11 Dispute Resolution.

(a) Any controversy or claim arising out of or relating to this Agreement or the management of the Partnership shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award entered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration and all proceedings in connection therewith shall be in Houston, Texas unless otherwise agreed by the parties. As to any dispute, controversy or claim that under the terms hereof is made subject to arbitration, no suit at law or in equity based on such dispute, controversy or claim shall be instituted by either party hereto, other than to compel arbitration proceedings or enforce the award of the arbitrators.

(b) The arbitrator shall (unless the arbitrator otherwise determines) consider the time value of money in determining any awards and may grant any relief deemed by the arbitrator to be just and reasonable and within the scope of this Agreement, including, without limitation specific performance; provided, however, that the arbitrator may not award punitive damages, and the parties hereby irrevocably waive any claims to punitive damages. The compensation for the service of the arbitrator and any expenses incurred shall be paid by the Partnership.

11.12 Amendments.

(a) Subject to Section 1.2(b) hereof, this Agreement may be amended upon the approval of such amendment by 66-2/3% of the total Units held by the Partners, provided that the General Partner may propose technical amendments to this Agreement that (1) have no significant adverse effect on the rights, interests, liabilities, duties, or required contributions of any Partner, (2) add to the representation, duties, obligations of the General Partner or to surrender any right or power granted to the General Partner for the benefit of the Limited Partners, or (3) are deemed necessary in the judgment of the General Partner (A) to satisfy any requirements, conditions, or guidelines contained in any ruling of the Internal Revenue Service, regulation promulgated by the United States Department of Treasury, or court decision dealing with the allocation for federal income tax purposes of items of Partnership income, gain, loss, deduction, or credit or the status of the Partnership as a partnership for tax purposes, (B) to satisfy any requirement, condition or guideline contained in any state or federal securities law, or (C) for the effective operation of the Partnership; and any such amendments shall be deemed adopted without any further action by the General Partner or any vote, consent or other action of the Limited Partners upon the notification to the Limited Partners of the adoption of such amendment.

(b) Notwithstanding this Section 11.12 hereof,

(i) This Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (A) convert a Limited Partner’s interest in the Partnership into a General Partner’s interest, (B) modify the limited liability of a Limited Partner, or (C) alter the interest of such Partner in profits, losses, other items, or any Partnership distributions, other than pursuant to the terms of this Agreement; and

(ii) This Agreement shall not be amended without the consent of all Partners if such amendment would (A) change the form of the Partnership to a general partnership; (B) cause the Partnership to be classified, for Federal income tax purposes, as a Person other than a partnership; or (C) amend this Section 11.12.

11.13 Interests. The Partnership hereby irrevocably elects that all general and limited partnership interests in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Any certificate evidencing a partnership interest in the Partnership shall bear the following legend: “This certificate evidences an interest in Sabine Pass LNG, L.P. and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision shall be null and void and of no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Fifth Amended and Restated Agreement of Limited Partnership as of the Effective Time.

GENERAL PARTNER:	SABINE PASS LNG-GP, INC.

	By:	/s/ Graham A. McArthur
	Name:	Graham A. McArthur
	Title:	Treasurer

Address:
717 Texas Avenue, Suite 3100
Houston, Texas 77002

CURRENT LIMITED PARTNER:	SABINE PASS LNG-LP, LLC

	By:	/s/ Graham A. McArthur
	Name:	Graham A. McArthur
	Title:	Treasurer

Address:
2215-B Renaissance Drive, Suite 5
Las Vegas, Nevada 89119

EXHIBIT A

GENERAL PARTNER’S CONTRIBUTION

None.

A-1

EXHIBIT B

ORIGINAL LIMITED PARTNER’S CONTRIBUTION

The Original Limited Partner and its Affiliates contributed and assigned (as applicable) to the Partnership as of the Effective Date, free and clear of all liens, all right, title and interest of the Original Limited Partner and its Affiliates in and to all assets relating to the Project (collectively, the “Contributed Assets”), including without limitation, the following:

(i) All contracts, agreements, commitments, warranties, guaranties, and other instruments, oral or written, in effect as of the Effective Date with respect to the Project, including, without limitation, any capacity reservation or capacity option agreements or memorandums of understanding regarding the use of the Project;

(ii) All Governmental Permits, consents, authorizations, waivers, licenses, permits and approvals from any Person relating to the Project obtained by the Original Limited Partner and its Affiliates prior to the Effective Date;

(iii) All research, development and know-how relating to the Project, including, without limitation, any market studies, terminal studies, feasibility studies, environmental assessments, safety and permitting assessments, legal and FERC permitting developments or filings, pipeline and permitting assessments, engineering reports and marine and site designs;

(iv) All prepaid expenses, advances and deposits relating to the Project;

(v) Copies of all books and records relating the Project; and

(vi) All goodwill associated with the Project.

B-1

EXHIBIT C

UPDATED AS OF THE EFFECTIVE TIME

GENERAL PARTNER:	Units

Sabine Pass LNG-GP, Inc.	0
Address:
717 Texas Avenue, Suite 3100
Houston, Texas 77002

CURRENT LIMITED PARTNER:

Sabine Pass LNG-LP, LLC	100
Address:
2215-B Renaissance Drive, Suite 5
Las Vegas, Nevada 89119

C-1